FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Consolidation
of Marcellus Shale Joint Venture Ownership

BRISTOL, VA, July 1, 2015 – Alpha Natural Resources, Inc. (NYSE: ANR) announced today that its wholly-owned subsidiary, Pennsylvania Services Corporation (PSC), has acquired the 50% interest in its natural gas exploration and production joint venture, Pennsylvania Land Resources Holding Company, LLC (PLR), owned by EDF Trading Resources, LLC (EDFTR). The $126 million transaction, which makes PSC the sole owner and operator of the venture, allows Alpha to expand and control a highly economic natural gas development program composed of over 25,000 net acres and associated infrastructure in the Marcellus Shale.

EDFTR and PSC initially formed the PLR joint venture in May 2013 to exploit a large, concentrated Marcellus Shale gas resource in Greene County, Pennsylvania. The concentrated acreage position is considered to be in the “core of the core” of the Marcellus Shale, one of the most profitable natural gas plays in the United States, and located adjacent to some of the most productive wells in the basin to date. PLR’s large, contiguous acreage position will allow efficient development of the resource with long laterals, maximizing both well productivity and returns. Significant existing pipeline capacity located adjacent to or crossing PLR’s leased acreage also provides strong transportation optionality.

Brian Sullivan, Alpha’s Executive Vice President and Chief Commercial Officer, stated “we expect drilling on the first pad to begin in the next 30 days, with an estimated 4 wells completed by the first quarter of next year.” PLR’s concentrated position when it entered into the joint venture in May 2013 was 12,000 net acres, which has since more than doubled. Additionally, two well pads have been constructed with a total of 14 permitted wells. “Our current leasehold position gives us an immediate drilling inventory of more than 50 locations,” Sullivan added.

Alpha Natural Resources Chairman and CEO Kevin Crutchfield also emphasized the growth potential associated with the transaction. “Alpha has broad resource experience already in this basin and this acquisition positions us to derive exceptional future value from these gas assets and operational benefits with our existing coal operations.” PLR also controls rights to develop gas resources located at other depths, including the deeper Utica Shale, on the majority of the leased acreage and several adjoining properties.

EDFTR is a subsidiary of EDF Trading, a leading provider of market services to the wholesale gas and power sectors in the US and Canada, which is a subsidiary of EDF Group (EDF), Europe’s leading electricity producer. Alpha acquired EDFTR’s interest upon EDF’s decision to exit North American upstream exploration and production (E&P) activities.

BMO Capital Markets served as Alpha’s financial advisor on the transaction, and also provided a fairness opinion to Alpha’s Board of Directors.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website (www.alphanr.com) or like Alpha’s Facebook page (https://www.facebook.com/AlphaNaturalResources).

Investor Contact
Alex Rotonen, CFA
Vice President, Investor Relations
276-739-4144
arotonen@alphanr.com

Media Contact
Steve Hawkins
Director, Media Relations
276-285-2037
shawkins@alphanr.com

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